UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

AMERICAN GREETINGS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 23, 2006

The Annual Meeting of Shareholders of American Greetings Corporation (the “Company” or “American Greetings”) will be held at the Company’s World Headquarters, One American Road, Cleveland, Ohio 44144, on Friday, June 23, 2006, at 2:30 p.m., Cleveland time, to consider and act upon the following:

1.	Electing three Class II directors; and

2.	Transacting such other business as may properly come before the meeting or any adjournments thereof.

The World Headquarters may be entered from the private road off Memphis Avenue, or from American Road off Tiedeman Road. As you approach either the private road or American Road, there will be signs directing you to the meeting place. The principal address of American Greetings is One American Road, Cleveland, Ohio 44144.

Only shareholders of record at the close of business on May 1, 2006, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By order of the Board of Directors,

CATHERINE M. KILBANE

Secretary

Dated: May 17, 2006

It is important that your shares be represented and voted

whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

1.      VIA THE INTERNET:

Visit the Web site noted on your Proxy and Voting Instruction Card.

2.      BY PHONE:

Use the toll-free telephone number given on your Proxy and Voting Instruction Card.

3.      BY MAIL:

Promptly complete, sign, date and return your Proxy and Voting Instruction Card in the enclosed envelope.

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors of American Greetings (the “Board” or the “Board of Directors”) has ordered solicitation of the enclosed proxy and voting instructions in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 23, 2006, at 2:30 p.m., Cleveland time, at the Company’s World Headquarters, One American Road, Cleveland, Ohio 44144, to consider and act upon matters specified in the accompanying Notice of Annual Meeting of Shareholders. Copies of this Proxy Statement and the accompanying Notice and Proxy and Voting Instruction Card, along with our Annual Report to Shareholders, are first being sent or given to shareholders on or about May 17, 2006.

The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and Proxy and Voting Instruction Card, will be borne by the Company. Besides solicitation by mail, solicitations may be made by personal interview, telephone, electronic mail, and facsimile by officers and other regular employees of the Company. Brokerage houses, banks and other persons holding shares in nominee names have been requested to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses.

How to Vote

Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone. After reading the proxy materials and with your Proxy and Voting Instruction Card in front of you, you may call the toll-free number 1-888-693-8683, using a touch-tone telephone, and follow the simple instructions that will be given to you to record your vote.

Over the Internet. After reading the proxy materials and with your Proxy and Voting Instruction Card in front of you, you may use your computer to access the Web site www.cesvote.com, where you can follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, please mark, sign and date your Proxy and Voting Instruction Card and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed Proxy and Voting Instruction Card.

Participants in the Savings Plan. Certain American Greetings Class A Common Shares (“Class A Common Shares”) and Class B Common Shares (“Class B Common Shares”) are held for the benefit of plan participants of the American Greetings Retirement Profit Sharing and Savings Plan (the “Savings Plan”). If you participate in the Savings Plan, the Savings Plan’s independent Trustee, Vanguard Fiduciary Trust Company, will vote your Savings Plan shares according to your voting directions. Participants may give voting directions to the Plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” The Savings Plan Trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from the Company, which will direct the Trustee based on the direction of the Administrative Committee, a committee consisting of American Greetings employees.

Nominee Shares. If you are a beneficial owner of shares held in “street name” through a broker, trustee, bank or other nominee that holds the shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by voting via the Internet or by telephone as permitted by the nominee that holds your shares.

Revocation of Proxies

You have the right to change or revoke your proxy prior to the closing of the polls and may do so in any one of the following four ways:

1. by sending a written notice to the Company’s Corporate Secretary stating that you want to change your proxy vote;

2. by submitting a properly signed Proxy and Voting Instruction Card with a later date;

3. by entering later-dated telephone or Internet voting instructions; or

4. by voting in person at the Annual Meeting. NOTE: Because your Savings Plan shares are held in a qualified plan, you are not able to vote Savings Plan shares in person at the Annual Meeting.

Your presence at the Annual Meeting, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised in the manner described above.

If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Card or indicate so when prompted if you are voting by telephone or over the Internet.

If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a broker, trustee, bank or other nominee, you will have to check with your broker, trustee, bank or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors, provided that (i) any shareholder gives notice in writing to the Chairman, President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Annual Meeting, that he or she desires that the voting at such Annual Meeting be cumulative, and (ii) an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is so invoked, a shareholder may cumulate votes for the election of a nominee by casting a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled. The shareholder also may distribute his or her votes between or among two or more nominees on the same basis. Unless otherwise indicated by the shareholder, where cumulative voting is invoked, the persons named in the enclosed proxy will vote, in their discretion, for one or more of the nominees for whom authority was not withheld and will cumulate votes so as to elect the maximum number of nominees proposed by the Board. If cumulative voting is not invoked at the Annual Meeting with respect to the election of directors, the proxies will vote the number of shares on the Proxy and Voting Instruction Card for only those Board nominees for whom authority has not been withheld.

How Shares will be Voted

The shares represented by your proxy will be voted in accordance with the instructions as indicated on the Proxy and Voting Instruction Card. If you return an executed Proxy and Voting Instruction Card without any such instructions, the shares represented by your proxy will be voted in accordance with the Board of Directors’ recommendations.

Required Vote

The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than 25% of the voting power of the Company on the record date will represent a quorum, permitting the conduct of business at the meeting. If a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”), if any, will not be counted and, accordingly, will not affect the outcome of the vote.

Voting Securities and Record Date

As of May 1, 2006, there were outstanding, exclusive of treasury shares which cannot be voted, 53,352,850 Class A Common Shares entitled to one vote per share and 4,217,076 Class B Common Shares entitled to ten votes per share upon all matters presented to the shareholders. Holders of record of such shares at the close of business on May 1, 2006, are the only shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Shares Included on the Proxy and Voting Instruction Card

If you are both a registered shareholder of the Company and a participant in the Savings Plan, you may have received one Proxy and Voting Instruction Card that shows all American Greetings Common Shares registered in your name, including all shares you have (based on the units credited to your account) under the Savings Plan. Accordingly, your Proxy and Voting Instruction Card also serves as your voting directions to the Savings Plan Trustee.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one Proxy and Voting Instruction Card and must vote each Proxy separately.

If your shares are held through a broker, trustee, bank or other nominee, you will receive either a voting form or a proxy card from the nominee, instructing you on how to vote your shares, which may also include instructions on electronic voting.

CORPORATE GOVERNANCE

The Board of Directors is elected by the shareholders to oversee their interest in the long-term health and the overall success of Company’s business and financial strength. The Company’s Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

The Company’s Board follows, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition, and committee structure, is able to provide informed, competent and independent oversight of the Company. The Board has reviewed the corporate governance policies and committee charters to assure that the Board continues to meet fully its responsibilities to American Greetings shareholders and the investing public. Below is a description of the measures in place to assure that objective is achieved.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which may be found in the investors section of the Company’s Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary. These Corporate Governance Guidelines are intended to assure that the Company’s director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics to govern the Company’s directors, officers and employees, including the principal executive officer and the senior financial officers. A current copy of the Code is available on the investors section of the Company’s Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary. The Company will disclose any future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics for officers and directors on the Company’s Web site.

Independent Directors

The New York Stock Exchange (“NYSE”) rules require listed companies to have a board of directors with at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the Board’s affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In assessing the materiality of a relationship, the Board has not adopted categorical standards beyond the NYSE criteria, but rather broadly considers all relevant facts and circumstances. The Board has determined that Drs. Cowen and Thornton, Mrs. Mouchly-Weiss and Messrs. Hardin, Hardis and Ratner are independent under the NYSE standards.

In making its independence determinations, the Board considered relationships between the independent directors and other entities, including the following:

•	Dr. Cowen’s position as a director and Mr. Ratner’s position as a director and Chief Executive Officer and President of Forest City Enterprises, a subsidiary of which rents retail store space in various shopping malls to the Company pursuant to lease agreements with the Company. The total payments made by the Company to Forest City Enterprises (or its subsidiaries) totaled $1,578,507, $1,530,078 and $1,184,423 for the fiscal year ended February 29, 2004 (“FY 2004”), the fiscal year ended February 28, 2005 (the “FY 2005”) and the fiscal year ended February 28, 2006 (the “FY 2006”), respectively, and these payments included payments for rent, water, common area expenses, dues, electricity, heating, ventilation and air conditioning, media, storage, real estate tax and waste removal. In addition, with respect to Mr. Ratner, the Board further considered that Mr. Ratner personally owns, through a trust, a 5.66% interest in a shopping mall that leases space to the Company for one retail store. That shopping mall is managed by RMS Investment Corporation (“RMS”), which primarily manages Forest City’s commercial properties in the Cleveland, Ohio area. Each of Mr. Ratner’s four children own a 4.28% ownership interest in RMS and Mr. Ratner is a member of RMS’s board of directors. The aggregate payments made by the Company to the shopping mall and RMS (some of the lease payments for the retail store at the shopping mall or for other Company retail stores were paid to RMS directly as the management company for the owner of the real property) for FY 2004, FY 2005 and FY 2006, were $140,005, $70,727 and $31,765, respectively. The Company will continue to make lease payments as required under the applicable lease agreements. The Company believes the terms of the lease agreements with Forest City and the shopping mall are no less favorable to the Company than would be the terms of a third-party lease.

•	that the Company has made charitable contributions to the Cleveland Clinic Foundation, an organization of which Mr. Morry Weiss and Mr. Hardis are members of the board of trustees, including a $200,000 pledge in fiscal year 1998 and a $1,000,000 pledge in FY 2004, each to be paid over a 10 year period;

•	that Dr. Thornton is the President of Cuyahoga Community College, and the Company made a $1,000,000 pledge during fiscal year 2000 to the Tri-C Foundation to be paid over a seven-year period and a $25,000 contribution to the Tri-C JazzFest in FY 2006;

•	that Dr. Cowen is the President and Seymour S Goodman Professor of Management and Professor of Economics at Tulane University, a university to which the Company pledged $500,000 during FY 2006, to be paid over a 5 year period;

•	that the Company made charitable contributions to United Way Services of Cleveland of $190,000 in FY 2004, $225,000 in FY 2005 and $270,000 in FY 2006, an organization of which Mr. Ratner, Dr. Thornton and Mr. Morry Weiss are members of the board of directors;

•	that the Company has made a donation to the Jewish Community Federation of Cleveland of $100,000 in FY 2006 and that Mr. Ratner is a member of the board of trustees of that charitable organization; and

•	that Mr. Hardin serves on the executive committee of Students In Free Enterprise, a non-profit organization to which the Company has made donations, including $95,000 and $180,000 in FY 2004 and FY 2005, respectively;

•	that the Company has made contributions to the Greater Cleveland Partnership, an organization in which Mr. Ratner and Dr. Thornton serve on the board of trustees, including a contribution of $102,000 in FY 2006;

•	that Dr. Thornton and Mr. Morry Weiss are members of the board of directors of National City Corporation, the holding company of National City Bank, a lender, a joint lead arranger, a joint bookrunner and the global agent under the Company’s revolving credit facility;

•	that Dr. Cowen is a member of the board of directors of Jo-Ann Stores, Inc., a company that in the ordinary course of business, from time to time, purchases products from the Company;

•	that the Company has entered into a consulting agreement with Mr. Hardin under which in FY 2006 the Company paid Mr. Hardin a retainer of $13,000 and $6,400 for consulting services rendered to the Company, primarily relating to general management and strategy consulting, including without limitation supply chain, retailer relationships, product design and production. The Company also reimburses Mr. Hardin for reasonable out-of-pocket expenses incurred in connection with the provision of consulting services to the Company; and

•	de minimis payments for goods or services and/or de minimis charitable contributions made by the Company to the organizations described above as well as several other organizations that certain of the independent directors are affiliated as directors or trustees.

The Board has determined that the Company’s business dealings with or contributions to these organizations are not material, do not create a material relationship between the Company and any of Messrs. Hardin, Hardis and Ratner, Mrs. Mouchly-Weiss, or Drs. Cowen or Thornton and that the independent judgment of these directors has not been and will not be compromised by their relationships with these organizations.

Board of Directors and Committees

The Board met four times during FY 2006. The Board has a standing Executive Committee, Audit Committee, Nominating and Governance Committee, and Compensation and Management Development Committee. Each member of the Audit, Nominating and Governance, and Compensation and Management Development Committees is independent as defined under the current listing standards of the NYSE.

Executive Committee

Morry Weiss (Chairman) Stephen R. Hardis Charles A. Ratner	Jeffrey Weiss Zev Weiss

The Executive Committee has the same power and authority as the Board between meetings of the Board except that it may not fill vacancies on the Board or on Committees of the Board. The Executive Committee met three times during FY 2006 and took action without a meeting one time pursuant to Section 1701.63(D) of the Ohio Revised Code and the Company’s Code of Regulations.

Audit Committee

Stephen R. Hardis (Chairman)	Harriet Mouchly-Weiss
Scott S. Cowen	Jerry Sue Thornton

The Board of Directors has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE. The Board also determined that Mr. Hardis qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the Securities and Exchange Commission, members of the Audit Committee must have no affiliation with the issuer, other than their Board seats, and receive no compensation in any capacity other than as a director or committee member. Each member of the Company’s Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by: (i) monitoring the integrity of the Company’s financial statements; (ii) monitoring the integrity of the Company’s auditing, accounting and financial reporting processes generally; (iii) monitoring the independence and performance of the Company’s independent registered public accounting firm and the Company’s internal audit department; (iv) monitoring the Company’s compliance with legal and regulatory requirements; (v) reviewing the adequacy of and compliance with the Company’s financial policies and procedures and systems of internal control; (vi) preparing the Audit Committee Report to be included in this proxy statement; and (vii) making regular reports to the Board and keeping written minutes of its meetings. The Audit Committee has the sole authority to engage and replace the independent registered public accounting firm. The Audit Committee met seven times during FY 2006. A current copy of the Audit Committee Charter is available on the investors section of the Company’s Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary.

Nominating and Governance Committee

Charles A. Ratner (Chairman)	Joseph S. Hardin, Jr.
Scott S. Cowen	Jerry Sue Thornton

The purposes of the Nominating and Governance Committee are to (i) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders; (ii) review and recommend to the Board qualifications for committee membership and committee structure and operations; (iii) recommend to the Board directors to serve on each committee and a Chairperson for such committee; (iv) develop and recommend to the Board a set of corporate governance policies and procedures applicable to the Company; and (v) lead the Board in its annual review of the Board’s performance. The Committee met two times during FY 2006. A current copy of the Nominating and Governance Committee Charter is available on the investors section of the Company’s Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary.

It is the policy of the Nominating and Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice on or before January 18, to the Chairman, Chief

Executive Officer or Secretary of the Company at American Greetings Corporation, One American Road, Cleveland, Ohio 44144, for consideration by the Committee for that year’s election of directors at the Annual Meeting. It is the policy of the Committee not to evaluate candidates recommended by shareholders any differently from candidates recommended from other sources.

The Nominating and Governance Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the nominee’s qualification as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Committee will recommend prospective Board members who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who the Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. When seeking candidates for the Board, the Committee may consider candidates proposed by the Chairman or Chief Executive Officer and may also solicit suggestions from incumbent directors, management and third-party search firms, although the Board has not engaged a third-party search firm at this time.

Compensation and Management Development Committee

Scott S. Cowen (Chairman)	Harriet Mouchly-Weiss
Stephen R. Hardis	Charles A. Ratner

The Compensation and Management Development Committee of the Board reviews and approves the compensation for the Company’s executive officers generally and reviews and approves the Company’s executive and employee compensation plans (including the plans for the Named Executive Officers (as such term is defined under “Information Concerning Executive Officers”) and the Company’s other executive officers); reviews and approves grants and awards to executive officers and other participants under the Company’s equity-based compensation plans; and oversees the annual evaluation of management. The Committee is also responsible for producing the Report of the Compensation and Management Development Committee included in this proxy statement. The Committee met four times during FY 2006 and took action without a meeting five times during FY 2006 pursuant to Section 1701.63(D) of the Ohio Revised Code and the Company’s Code of Regulations. A current copy of the Compensation and Management Development Committee Charter is available on the investors section of the Company’s Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary.

Attendance

During FY 2006 each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the respective Committees on which he or she serves. The Company has established a formal policy requiring director attendance at all Board meetings (and Committee meetings of which the director is a member), absent unusual circumstances. The Company expects its directors to attend the annual meetings of shareholders (which are usually held the same day as a meeting of the Board). Each director attended the 2005 Annual Meeting of Shareholders.

Communications to the Board of Directors

The Board of Directors believes that it is important for shareholders and other interested parties to have a process to send communications to the Board. Accordingly, shareholders and interested parties who wish to communicate with the Board of Directors, an individual director, the presiding director of non-management executive sessions, or the non-management directors as a group can mail a letter to the Board of Directors, individual director, presiding director, or group of non-management directors (as applicable) c/o Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state the intended recipients. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors; however, the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The directors are not spokespeople for the Company and persons should not expect a response or reply to any communication.

Executive Sessions

In accordance with NYSE rules, non-management directors meet in regularly scheduled executive sessions without management. Mr. Ratner has been appointed as the presiding director by the non-management directors to preside at these sessions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Code of Regulations, the Company’s Board of Directors comprises three classes of directors, each class consisting of not less than three directors and having a three-year term. Class II members are to be elected at the June 23, 2006 Annual Meeting, and it is proposed that in accordance with the Company’s Code of Regulations that the number of Class II directors be fixed at four.

It is proposed that the shareholders re-elect the following nominees for Class II directors: Joseph S. Hardin, Jr., Dr. Jerry Sue Thornton, and Jeffrey Weiss. The term of office to be served by each nominee in Class II, if elected, will be three years, until the 2009 Annual Meeting of Shareholders, or until his or her successor is duly elected and qualified. Each of these nominees for Class II director has agreed to stand for re-election. The Board is nominating three directors but the number of Class II directors is proposed to remain fixed at four in accordance with the Company’s Code of Regulations to accommodate an additional qualified director who is brought to the Board’s attention during the next three years.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Nominating and Governance Committee; provided, however, proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board recommends that you vote “FOR” all of the following nominees.

Nominees for Election to Term Expiring in 2009

(Class II)

Joseph S. Hardin, Jr. (61)

Director (2004), Member of the Nominating and Governance Committee

Mr. Hardin was President, Chief Executive Officer and a director of Kinko’s, Inc. (digital document solutions provider, now known as FedEx Kinko’s) from May 1997 until he retired in January 2001. Prior to joining Kinko’s, Mr. Hardin was President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores Inc. Mr. Hardin currently serves as a director for Dean Foods (manufacturer and distributor of foods and beverages) and PetSmart (retailer specializing in pet-related products and services). Mr. Hardin is also a director of Students in Free Enterprise and serves on the Advisory Board of d’essence, an LMS Fragrance Company.

Dr. Jerry Sue Thornton (59)

Director (2000), member of the Audit Committee and Nominating and Governance Committee

Dr. Thornton is the President of Cuyahoga Community College, Cleveland, Ohio, the largest community college in Ohio, a position she has held since 1992. Dr. Thornton is a member of the board of National City Corporation (holding company of National City Bank—Cleveland and other banks), Applied Industrial Technologies (technology consulting), RPM International, Inc. (specialty coatings manufacturer) and American Family Insurance (insurance company). Dr. Thornton is also a board member of Playhouse Square Foundation, Rock and Roll Hall of Fame and Museum—Cleveland and New York, Cleveland Municipal School District, University Hospitals Health System, United Way Services of Greater Cleveland, The Quadrangle, The Greater Cleveland Partnership, and Cleveland Downtown Partnership (professional, educational and non-profit organizations) and Clear Channel Radio (a radio station).

Jeffrey Weiss (42)

Director (2003), member of the Executive Committee

Mr. Weiss is President and Chief Operating Officer of the Company, a position he has held since June 1, 2003. From March 2000 until June 1, 2003, Mr. Weiss was Executive Vice President, North American Greeting Card Division of the Company. He is on the board of directors for WVIZ (public television). Jeffrey Weiss is the son of Morry Weiss, the Company’s Chairman of the Board; the brother of Zev Weiss, a director of the Company and the Company’s Chief Executive Officer; and the nephew of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.

Vote Required

The nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or by proxy and entitled to vote will be elected directors.

Continuing Directors with Term Expiring in 2007

(Class III)

Dr. Scott S. Cowen (59)

Director (1989), Chairman of the Compensation and Management Development Committee, member of the Audit Committee and Nominating and Governance Committee

Dr. Cowen is President and Seymour S Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Prior to that, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management at Case Western Reserve University. Dr. Cowen serves as a director of Jo-Ann Stores, Inc. (specialty store retailer), Forest City Enterprises, Inc. (conglomerate corporation engaged in real estate development, sales, investment, construction and lumber wholesale) and Newell Rubbermaid Inc. (consumer home products). Dr. Cowen is also a member of the boards of the American Council on Education, serving on several of the organization’s committees, and of the National Association of Independent Colleges and Universities (educational institutions). In addition, he sits on several community boards, including those of the New Orleans Business Council, New Orleans Regional Chamber of Commerce, United Way of Greater New Orleans and Committee for a Better New Orleans.

Harriet Mouchly-Weiss (63)

Director (1998), member of the Audit Committee and Compensation and Management Development Committee

Mrs. Mouchly-Weiss is founder and managing partner of Strategy XXI (corporate communications), a position she has held for more than the past five years. She is a director of Viisage Technology, Inc. (developer of personal security and identification systems). She is a member of the Committee of 200, serves on the boards of The Abraham Fund, Israel Policy Forum, and Women’s Executive Circle of the U.J.A.-Federation of New York, is an advisor to the State of the World Forum, is actively involved with The New Israel Fund, IADAF and the US-Israel Women to Women organization, works with the Council on Economic Priorities and is a former member of the Board of Overseers for the Malcolm Baldrige National Quality Award Program (professional, educational and charitable organizations). Mrs. Mouchly-Weiss is also on the board of Count-Me-In micro-lending group (online women’s small business lender). Mrs. Mouchly-Weiss is not related to Messrs. Erwin, Jeffrey, Morry or Zev Weiss.

Charles A. Ratner (64)

Director (2001), Chairman of the Nominating and Governance Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Ratner is Chief Executive Officer, President and Director of Forest City Enterprises, a position he has held for more than the past five years. Mr. Ratner also serves on the Board of Directors of RPM International, Inc. Mr. Ratner serves as a trustee of the Mandel Associated Foundations, David and Inez Myers Foundation, University Hospital, and Mr. Ratner is currently on the boards of The Musical Arts Association, Greater Cleveland Partnership, the National Association of Real Estate Trusts, United Way Services and Jewish Community Federation of Cleveland (professional, educational, health care and non-profit organizations).

Zev Weiss (39)

Director (2003), member of the Executive Committee

Mr. Weiss became Chief Executive Officer of the Company in June 2003. Prior to becoming Chief Executive Officer, Mr. Weiss was Executive Vice President, A.G. Ventures and Enterprise Management, a position he held since December 2001. Prior to that, Mr. Weiss served as Senior Vice President of A.G. Ventures (March 2001— November 2001), and for almost a year prior to that he served as Vice President of the Company’s Strategic Business Unit Division. From May 1997 through February 2000, Mr. Weiss was Executive Director of National Accounts, North American Greeting Card Division. Mr. Weiss joined the Company in 1992 as a sales representative. He is currently on the board of Yeshiva University (educational institution). Zev Weiss is the son of Morry Weiss, the Company’s Chairman of the Board; the brother of Jeffrey Weiss, a director of the Company and President and Chief Operating Officer of the Company; and the nephew of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.

Continuing Directors with Term Expiring in 2008

(Class I)

Stephen R. Hardis (70)

Director (1999), Chairman of the Audit Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Hardis served as Chairman of Axcelis Technologies, Inc. (semiconductor equipment) until his retirement on May 30, 2005. Until his retirement on July 31, 2000, Mr. Hardis was Chairman and Chief Executive Officer of Eaton Corporation (manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets). Before joining Eaton in 1979, Mr. Hardis served as Executive Vice President of Finance and Planning for Sybron Corporation (health equipment supplies and services) and prior to that he was associated with General Dynamics Corporation (industrial aerospace manufacturer). Mr. Hardis currently serves as lead director of Axcelis Technologies, Inc. (semiconductor equipment) and is also a member of the boards of Lexmark International, Inc. (a spin-off of IBM’s printer business), Nordson Corporation (industrial painting system manufacturer), Marsh & McLennan Cos. (insurance), Progressive Insurance Company (automobile insurance), and STERIS Corporation (infection and contamination prevention products and services). He also serves as a member of the board of trustees of the Cleveland Clinic Foundation (hospital).

Morry Weiss (66)

Director (1971), Chairman, Chairman of the Executive Committee

Morry Weiss joined the Company in 1961 and had various responsibilities with the Company including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was appointed President and Chief Operating Officer. From October 1987 until June 1, 2003, Mr. Weiss was Chief Executive Officer of the Company. In February 1992, Mr. Weiss became Chairman of the Company. Mr. Weiss also serves as a director of National City Corporation (holding company of National City Bank-Cleveland and other banks), and is a member of the advisory board of Primus Venture Partners (equity investor in companies requiring growth capital). Mr. Weiss a member of the board of directors of United Way Services of Cleveland and is involved with United Jewish Appeal and the Cleveland Orchestra. Mr. Weiss is also a member of the board of trustees of the Cleveland Clinic Foundation (hospital). Morry Weiss is the father of Jeffrey Weiss, a director of the Company and President and Chief Operating Officer of the Company; the father of Zev Weiss, a director of the Company and Chief Executive Officer of the Company; and the brother of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.

Directors’ Compensation

Employees of the Company who are also directors are not paid any director fees. For FY 2006, compensation for non-employee directors was comprised of the following:

•	An annual retainer fee of $35,000;

•	$1,500 for each Board or committee meeting attended, and the members of the Audit Committee receive an additional $500 (for a total of $2,000) for attending each Audit Committee meeting (including from time to time for conferences with management regarding board or committee related matters);

•	75% of applicable meeting fee for each telephonic meeting attended (including from time to time for conferences with management regarding board or committee related matters);

•	6,000 stock options per fiscal year;

•	The respective Chairs of the Nominating and Governance and Compensation and Management Development Committees are paid an annual retainer fee of $7,000, and the Chair of the Audit Committee is paid an annual retainer fee of $10,000; and

•	Reimbursement of expenses related to attending Board and Committee meetings.

During FY 2006, Messrs. Hardin, Hardis and Ratner received their annual retainer fees in Company Common Shares; Mrs. Mouchly-Weiss and Dr. Thornton received this amount partly in Company Common Shares and partly in cash. Dr. Cowen received this amount in cash. During FY 2006 Mr. Hardin also received consulting fees of $19,400, which fees are separate and in addition to the Board and Committee fees he received. No director or committee fees were paid to Morry Weiss, Zev Weiss or Jeffrey Weiss for serving on the Board during FY 2006.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation and Management Development Committee of the Board of Directors reviews and approves the compensation programs and plans for the Company’s officers generally (including the plans for the Chairman, Chief Executive Officer, Chief Operating Officer and the Company’s other executive officers); reviews and approves the actual cash compensation (base salary and incentives) granted to the Chairman, Chief Executive Officer and Chief Operating Officer; reviews and approves grants and awards to all officers and other participants under the Company’s equity-based compensation plans; and oversees the annual evaluation of the executive officers.

Statement on Philosophy of Executive Compensation

The Company’s compensation philosophy reflects its belief that the compensation of its executive and non-executive officers should (i) provide a compensation program that motivates officers to achieve their strategic goals by providing opportunities for officers to earn incentive-based compensation driven by the accomplishment of performance goals (including performance related to the Company and applicable business units, as well as individual performance); (ii) provide compensation reasonably competitive with that offered by comparable leading companies so as to attract and retain talented executives; and (iii) align the interests of its officers with the long-term interests of the Company’s shareholders through the award of stock options and other stock-based compensation.

Implementation of Philosophy

During FY 2006, the Company’s executive compensation plans allowed for compensation to be provided through some or all of the following: base salary, annual incentive (payable in cash, except for the Chief Executive Officer and Chief Operating Officer who receive one-half of their incentive compensation, if earned, in Class B Common Shares of the Company), supplemental executive retirement plan, stock options, restricted stock, deferred compensation, stock appreciation rights, performance shares, performance units and a retirement profit-sharing and savings plan. The key elements of the Company’s FY 2006 executive compensation program were base salary, annual incentive performance awards, and long-term equity-based incentive grants.

Base Salary

Base salaries are established based upon the responsibilities of the given position and a comparison of compensation levels of similar positions in comparable companies gathered from compensation surveys and/or outside compensation consulting firms. Individual performance reviews are generally conducted annually and are used in determining if an increase in base salary is merited. Such increases in base salaries in FY 2006 were based on an individual’s overall performance, achievement of the Company’s and applicable business unit’s earnings goals and competitive salary practices.

Key Management Annual Incentive Plan

In FY 2006, the Key Management Annual Incentive Plan (“Annual Incentive Plan”) was in effect for officers and certain key employees, including the Named Executive Officers. On February 16, 2005, the Compensation and Management Development Committee approved amendments to the terms of the Annual Incentive Plan. Under the amended terms of the Annual Incentive Plan for Named Executive Officers for FY 2006, incentives were awarded based on three components: (1) corporate performance (weighted at 30%), (2) business unit performance (weighted at 50%), and (3) individual performance (weighted at 20%):

•	corporate performance is based on earnings per share

•	the business unit performance measure is based on consolidated net operating profit after taxes and variations in net capital employed compared to plan

•	individual performance is based on third party performance ratings

The FY 2006 Annual Incentive Plan target bonus award levels, as a percentage of base salary, for executive officers of American Greetings were as follows:

Position	Target Incentive
Chairman	50%
Chief Executive Officer	100%
Chief Operating Officer	90%
Senior Vice President Level	70-80%
Vice President Level	60%

Under the Annual Incentive Plan, a bonus equal to a multiple of the executive officer’s target bonus percentage will be paid depending on the level of performance achieved with respect to the performance measures described above. For FY 2006, the maximum bonus opportunity for executive officers was 200% of their target incentive award if 125% of each of the corporate and business unit performance goals are met and the executive officer receives the highest individual performance rating. Where any of the performance levels falls below these maximum thresholds, the bonus payable will vary depending on the executive officer’s performance under each performance measure. If 100% of each of the corporate and business unit performance goals were met, and the officer achieved a meets expectations performance level, 100% of the target incentive is earned. Where any of the performance levels falls below the 125% maximum thresholds, the amount payable will vary depending on the executive officer’s performance under each performance measure; provided, however, if both corporate performance and the participant’s business unit performance shortfall is more than 10% below goal, no incentive compensation is paid unless the executive officer’s individual performance exceeds expectations, in which case notwithstanding the failure to meet corporate and business unit performance goals, one-half of the individual performance target shall be earned. Pursuant to his employment agreement, the individual performance component of Mr. Erwin Weiss, Senior Vice President, Specialty Business, is required to be calculated at a minimum of 100% of the applicable fiscal year target incentive amount for Senior Vice Presidents.

In FY 2006 each Named Executive Officer earned an incentive under the Annual Incentive Plan based on achieving (i) at least targeted individual performance, (ii) 110.9% of the corporate net operating profit after tax goal, and (iii) 109.3% of the corporate earnings per share goal, which generated a funding level of 137.3% of target incentive. The Company’s performance goals are confidential and are not included in this proxy statement in order to avoid compromising the Company’s competitive position. It is the Board’s belief that the performance goals it has established are a good measure of the Company’s performance.

As described under “Chief Executive Officer Compensation,” to align a portion of their incentive compensation with the long-term interests of the Company’s shareholders, in lieu of one-half of their incentive compensation under the Annual Incentive Plan, the Chief Executive Officer and the President and Chief Operating Officer will be paid in Company Class B Common Shares. For FY 2005, in lieu of receiving one-half of the incentive compensation earned under the Annual Incentive Plan in effect for FY 2005 the Chief Executive Officer was paid in Class B Common Shares in the form of restricted stock and deferred share grants under the American Greetings Corporation 1997 Equity and Performance Incentive Plan (the “1997 Equity Plan”). Similarly, for FY 2005, in lieu of receiving one-half of the incentive compensation earned under the Annual Incentive Plan in effect for FY 2005 the President and Chief Operating Officer was also paid in Class B Common Shares, calculated in the same manner, issued in the same form, and subject to the same limits imposed on the grants made to the Chief Executive Officer. However, for FY 2006, instead of paying one-half of their incentive compensation in the form of restricted stock and deferred share grants, the one-half of the incentive compensation earned under the Annual Incentive Plan by the Chief Executive Officer that is required to be paid in Class B Common Shares will be paid in August 2006 by vesting Class B performance shares under the 1997 Equity Plan. The performance shares were granted to the Chief Executive Officer in August 2005. In FY 2006 in lieu of one-half of the incentive compensation earned under the Annual Incentive Plan, the President and Chief Operating Officer will also be paid by vesting performance shares, calculated in the same manner, issued in the same form, and subject to the same limits imposed on the grants made to the Chief Executive Officer.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (the “SERP”) provides retirement benefits to officers named as participants by the Board, which currently includes all executive officers of the Company, including the Named Executive Officers. The SERP is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer of the Company before a participant is eligible to receive benefits. As a result, a SERP participant who retires at 65, which is considered normal retirement, will receive 1% of final average compensation for each year of service with the Company, up to a maximum of 20%. In addition, a participant with at least ten years of service with the Company, five of which is as a SERP participant, will be entitled to reduced benefits under certain circumstances, including if he or she retires between the ages of 55 and 65, or if the participant separates from the Company prior to 55 but after his or her 45th birthday, and he or she (1) is unilaterally terminated by the Company, (2) is among a class of executives who are no longer eligible to participate in the SERP, (3) is demoted to a class not eligible to participate in the SERP, or (4) separates after a change in control of the Company occurs. Therefore, a participant who retires at age 65 with twenty years of service will receive 20% of final average compensation annually for life. Final average compensation under the SERP is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as annual base compensation plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. Benefits are not subject to any offset for Social Security or other payments. Benefits under the SERP will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the SERP to or on behalf of such participant.

Long-Term Incentive Compensation

The Company’s long-term incentive compensation programs currently consist primarily of grants of stock options, which link compensation for officers and certain key employees directly to shareholder return. An officer holding stock options benefits if the price of the Company’s shares increases. In addition, since the right to exercise options vests over time, the programs create an incentive for an executive to remain with the Company. Other incentive alternatives such as restricted stock, stock appreciation rights, deferred shares, performance shares and performance units are also available under the 1997 Equity Plan.

Under the existing employee stock option plans, officers and certain key employees of the Company and its subsidiaries are awarded options by the Compensation and Management Development Committee to purchase Class A or Class B Common Shares of the Company. The options are granted at 100% of fair market value at the close of business on either the last business day preceding the date of grant, or on the date of grant (depending on the actual plan under which the grant is made) and generally expire not later than ten years from the date of grant. The number of share options granted depends upon the level of the position and level of performance exhibited by a recipient. Senior vice presidents, including the Named Executive Officers, generally receive options to purchase an aggregate of 22,000 Class A Common Shares or 35,000 Class A Common Shares, depending on the level of responsibility and adjusted based on performance; the Chief Executive Officer, the President and Chief Operating Officer and Chairman generally receive options to purchase an aggregate of 100,000, 75,000 and 18,000 Class B Common Shares, respectively.

Retirement Profit Sharing and Savings Plan; Executive Deferred Compensation Plan

Under the Savings Plan in FY 2006, the Company made a contribution of 4.5% of credited compensation for all profit-sharing eligible employees. It is impossible to estimate the annual benefits that any participant may be entitled to receive under the Savings Plan upon retirement since the amount of such benefits will depend upon a number of factors including, among other things, future net profits, the future credited compensation of the participants and the future net income of the participants’ investment decisions in the trust fund. In addition, the Savings Plan allows eligible participants to make contributions through salary reduction as permitted under Internal Revenue Code Section 401(k). The Savings Plan allows for the Company to match 40% of the first 6% of compensation deferred by each eligible participant (subject to IRS limitations), if the Company achieves at least 80% of its profit goal. In FY 2006, the Company met this threshold, and the Company made a matching contribution. For the investment of all contributions under the Savings Plan, a participant may choose the American Greetings stock fund, which is invested in Common Shares of the Company and/or one or more independent mutual funds managed by The Vanguard Group, Inc. In addition, for officers at the vice president level and above, which includes all of the Named Executive Officers, the Company offers a maximizer benefit that permits those officers to contribute more than the statutory maximum ($15,000 for 2005) under the Savings Plan and receive a corresponding Company match on the additional contributions (40% of the first 6% of compensation deferred). This additional benefit is intended to enable officers to take full advantage of the ability to save on a tax deferred basis and receive Company matching contributions notwithstanding the limits imposed by the Internal Revenue Code on compensation that can be taken into account for purposes of determining contributions to a qualified retirement plan such as the Savings Plan. Funds contributed by participants in excess of the Savings Plan maximum and related Company matches are contributed to the Executive Deferred Compensation Plan.

Chief Executive Officer Compensation

The compensation package offered to Mr. Zev Weiss, the Chief Executive Officer of the Company, is based in part on surveys and/or the recommendations of outside consulting firms, and in part on factors that are not easily measured, such as leadership, strategic foresight and overall individual performance. In establishing Mr. Weiss’s FY 2006 compensation, the Compensation and Management Development Committee retained a human resource compensation consulting firm to analyze compensation packages for chief executive officers at companies comparable to the Company and to review and recommend the terms of appropriate compensation packages for the Chief Executive Officer of the Company based on the responsibilities of the position and the abilities and experience of Mr. Weiss. Additionally, the Committee reviewed third party market surveys regarding appropriate compensation packages for chief executive officers at comparable companies.

On February 15, 2006, the Compensation and Management Development Committee of the Board of Directors approved a base salary increase for Zev Weiss, Chief Executive Officer, bringing his base salary to $700,000. The increase was effective retroactive to June 1, 2005. Accordingly, Mr. Weiss’s compensation for FY 2006 included the following:

•	cash compensation through an annual base salary of $600,000 from March 1, 2005 until May 31, 2005 and an annual base salary of $700,000 effective June 1, 2005 through the remainder of FY 2006;

•	a grant of options to purchase 100,000 Class B Common Shares, with 1/3 of the grant vesting on each of the first three anniversaries of the grant date;

•	contributions to the Savings Plan and Executive Deferred Compensation Plan;

•	continued participation in the SERP;

•	annual incentive under the Annual Incentive Plan, which for FY 2006 amounted to $449,010 in cash based on achieving (i) targeted individual performance, (ii) 110.9% of the corporate net operating profit after tax goal, and (iii) 109.3% of the earnings per share corporate goal, which generated a funding level for purposes of calculating the cash portion of his bonus of 137.3% of target incentive described above under the Annual Incentive Plan; and

•	the vesting of 34,208 performance shares granted under the 1997 Equity Plan, based on achieving the target performance goals.

As referenced above, to align a portion of the performance-based incentive compensation for Mr. Weiss with the long-term interests of the Company’s shareholders, the Compensation and Management Development Committee established the formula for payment of the Chief Executive Officer’s eligible incentive under the Annual Incentive Plan in March 2003 by requiring that one-half of payment of any incentive compensation earned (based on a funding level not to exceed 100% of the target incentive) be paid in the Company’s Class B Common Shares. (Mr. Jeffrey Weiss, the Company’s President and Chief Operating Officer, is also subject to the same formula and procedures described here for the payment of incentive compensation to the Chief Executive Officer.) As a result, for up to the target incentive award levels that may be earned under the Annual Incentive Plan, Mr. Weiss is eligible to receive the following amounts: (1) cash in an amount equal to one-half of the incentive compensation earned under the Annual Incentive Plan and (2) a number of the Company’s Class B Common Shares to be issued under the 1997 Equity Plan determined by dividing the dollar value of one-half of the incentive compensation earned (based on a funding level not to exceed 100% of the target incentive) by the closing price of the Company’s Class A Common Shares as of March 3, 2003, discounted by 1/3.

Under this formula, if Mr. Weiss exceeds the target incentive performance measures (in FY 2006 because the Company achieved 110.9% of the corporate net operating profit after tax goal and 109.3% of the earnings per share corporate goal and he met his individual performance target), he is entitled to receive cash in an amount equal to one-half of the incentive compensation earned based on the actual funding level (137.3% of the target incentive for FY 2006); however, he will only be entitled to receive the number of performance shares calculated as described above based on a funding level of 100% of the target incentive, where, for this purpose, his target incentive is based on his base salary as of March 3, 2003 ($600,000), any excess to be forfeited.

The Committee intended in its March 2003 determination to grant at that time a number of performance shares covering five fiscal years such that shares are available for Mr. Weiss to earn part of his incentive compensation in shares in this manner for a period of five fiscal years (through FY 2008) if performance goals are met. Mr. Weiss would also have the ability in FY 2009 and FY 2010 to earn a portion of any shares not earned during such five years. This means that for five fiscal years through FY 2008, each year Mr. Weiss would be eligible to earn up to an amount of such initial grant of performance shares equal to his annual target amount of Class B Common Shares. If he did not earn any shares in a particular year during the initial five-year period, he would be entitled to earn those shares, up to the annual target amount, in each of FY 2009 and 2010. As part of and to implement this program, on August 2, 2005, the Company upon the approval the Compensation and

Management Development Committee granted 102,624 performance shares to Mr. Weiss pursuant to the 1997 Equity Plan and a performance share grant agreement entered into in connection therewith. In FY 2006, Mr. Weiss earned 34,208 performance shares pursuant to that grant based on the Company’s and Mr. Weiss’s performance.

The performance shares represent the right to receive Class B Common Shares upon the achievement of management objectives over a five-year performance period. The number of performance shares actually earned will be based on the percentage of Mr. Weiss’s target incentive award, if any, that he achieves during the performance period under the Annual Incentive Plan. Mr. Weiss will be entitled to payment of a portion of his performance shares (not to exceed the annual target amount) equal to the percentage of his target incentive award, if any, that he achieves under the Annual Incentive Plan for a given fiscal year during the performance period. If he achieves 100% of his target incentive award under the Annual Incentive Plan in each of the first three of the Company’s five fiscal years ending during the performance period, he will be deemed to have earned 100% of the performance shares. If he earns a portion but less than 100% of the annual target amount of performance shares with respect to any fiscal year for which he is eligible to earn performance shares, he shall forfeit the remaining portion of the annual target amount not earned with respect to such fiscal year. If he does not earn any performance shares with respect to a fiscal year during the performance period for which he is eligible to earn performance shares, he will be entitled to earn those shares, up to the annual target amount, in the forth and fifth fiscal years of the performance period based on the percentage of the target incentive award he achieves under the Annual Incentive Plan with respect to FY 2009 and 2010.

Subject to certain adjustments, Mr. Weiss may not earn more than the total grant of performance shares and, with respect to any fiscal year, he may not earn more than the annual target amount of performance shares. Any portion of the performance shares not earned as of the end of the performance period will be forfeited. All of the performance shares not otherwise previously earned or forfeited will be deemed earned and shall be issued upon a change in control of the Company, Mr. Weiss’s death or disability or a termination without cause. All future grants will be subject to the Compensation and Management Development Committee’s approval and will be based on Mr. Weiss’s performance and such other factors as the Committee determines appropriate.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public companies for compensation of more than $1 million paid in any year to the Company’s Chief Executive Officer and to the Company’s other Named Executive Officers. Accordingly, base salaries and other non-performance-based compensation, as defined in Section 162(m), in excess of $1 million paid to these officers in any year will not be deductible by the Company. The Company’s general approach is to structure the annual incentive bonuses and stock options payable to the Company’s executive officers in a manner that preserves the tax deductibility of that compensation. However, the Company has paid, and in the future reserves the right to authorize, compensation that may not be fully tax deductible for purposes of Section 162(m), where such compensation is, in the judgment of the Compensation and Management Development Committee, consistent with the Committee’s overall compensation objectives and philosophy discussed above.

Compensation and Management Development Committee

Scott S. Cowen (Chairman)

Stephen R. Hardis

Harriet Mouchly-Weiss

Charles A. Ratner

INFORMATION CONCERNING EXECUTIVE OFFICERS

Executive Officers’ Compensation

The following table shows for each of the last three fiscal years the compensation of the Company’s Chief Executive Officer and its other four most highly compensated executive officers who were serving as executive officers on February 28, 2006 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary $	Bonus(1) $	Other Annual Compensation $		Restricted Stock Awards $		Securities Underlying Options(2) #	All Other Compensation(3) $
Zev Weiss,	2006	$675,000	$1,166,693	$1,052	(4)	—		125,473	$28,532
Chief Executive Officer	2005	$600,000	$372,000	$3,893	(4)	$684,847	(1)	118,469	$159,340	(1)
	2004	$600,000	—	$3,953	(4)	—		100,000	$19,451

Jeffrey Weiss,	2006	$556,250	$817,279	$969	(4)				$26,342
President and Chief	2005	$500,000	$279,000	$7,159	(4)	$513,653	(1)	85,430	$124,742	(1)
Operating Officer	2004	$500,000	—	$5,999	(4)	—		75,000	$18,619

Erwin Weiss,	2006	$450,000	$315,000	$2,534	(4)	—		22,000	$274,842
Senior Vice President,	2005	$397,917	$345,392	$5,366	(4)	—		34,963	$24,325
Specialty Business	2004	$372,917	—	$4,981	(4)	—		10,000	$23,609

Michael L. Goulder,	2006	$407,590	$466,413	$970	(4)	—		43,750	$24,002
Senior Vice President,	2005	$369,290	$440,168	$5,695	(4)	—		35,000	$12,339
Executive Supply Chain Officer	2004	$339,075	—	$6,199	(4)	—		10,000	$13,038

Steven S. Willensky,	2006	$405,773	$464,335	$1,461	(4)	—		35,000	$24,111
Senior Vice President,	2005	$381,407	$363,786	$7,076	(4)	—		35,000	$20,593
Executive Sales and Marketing Officer	2004	$344,213	—	$3,692	(4)	—		10,000	$10,639

(1)	Except for incentive compensation earned by the Chief Executive Officer and the President and Chief Operating Officer (described below), FY 2005 and FY 2006 incentive compensation earned by executive officers under the Company’s Annual Incentive Plan is paid in cash.

For FY 2005, in accordance with the Annual Incentive Plan, the dollar value of one-half of the incentive compensation earned by Zev Weiss and Jeffrey Weiss, $372,000 and $279,000, respectively, was paid in cash. In lieu of receiving cash for their remaining annual incentive compensation, Zev Weiss and Jeffrey Weiss received 28,571 and 21,429 restricted Class B Common Shares (the “Restricted Stock”), respectively, and 5,637 and 4,227 deferred Class B Common Shares (the “Deferred Shares”), respectively, under the 1997 Equity Plan. The value of Restricted Stock and the Deferred Share awards made to Messrs. Zev Weiss and Jeffrey Weiss, respectively, set forth above in the Restricted Stock Awards and the All Other Compensation columns, respectively, represents the fair market value of the shares as of the date of grant (based on the closing price of the Class A Common Shares as of the date of grant ($23.97)). The fair market value of Restricted Stock and the Deferred Share awards at the end of FY 2006 (based on the closing price of Class A Common Shares of $20.98 on February 28, 2006) was $717,684 and $538,263, respectively, for Messrs. Zev Weiss and Jeffrey Weiss. Messrs. Zev Weiss and Jeffrey Weiss are entitled to voting rights and dividends paid on the Restricted Stock, and receive on a current basis cash dividend equivalents on the Deferred Shares, but will not have voting rights with respect to the Deferred Shares. Restricted Stock will vest in full on the third anniversary of the date of grant.

For FY 2006, Zev Weiss and Jeffrey Weiss were paid $449,010 and $333,016, respectively, in cash under the Annual Incentive Plan and earned (vested in) 34,208 and 25,656 performance Class B Common Shares (“Performance Shares”), respectively. On August 2, 2005, the Company upon the approval of the Compensation and Management Development Committee granted 102,624 and 76,968 Performance Shares to Zev Weiss and Jeffrey Weiss, respectively, pursuant to the 1997 Equity Plan and separate performance share grant agreements entered into in connection therewith. The Performance Shares are earned upon the achievement of management objectives over a five-year performance period. The number of Performance Shares actually earned is based on the percentage of Zev Weiss’s and Jeffrey Weiss’s target incentive award, if any, that each achieves during the performance period under the Annual Incentive Plan. The value on the date of grant (August 2, 2005) (based on the closing price of the Class A Common Shares as of that date ($25.23)) of Zev Weiss’s and Jeffrey Weiss’s Performance Shares was $2,589,203 and $1,941,902, respectively. The value of the Performance Shares earned in FY 2006 for Zev Weiss and Jeffrey Weiss of $717,683 and $538,262, respectively, is included in the Bonus column above based on the closing price of the Class A Common Shares on February 28, 2006 ($20.98), the date the Performance Shares were earned. Notwithstanding that the Performance Shares described above have been earned by Zev Weiss and Jeffrey Weiss based on FY 2006 performance pursuant to their separate performance shares grant agreements, the Class B Common Shares representing the earned Performance Shares will not be issued to Zev Weiss or Jeffrey Weiss until August 2, 2006.

(2)	Stock options were granted pursuant to the 1997 Equity Plan.

(3)	These amounts reflect contributions by the Company pursuant to the Savings Plan in the amounts of: $14,476 for each of Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss, Goulder and Willensky for FY 2006; contributions by the Company pursuant to the Executive Deferred Compensation Plan as follows: $14,266, $11,866, $10,366, $9,526 and $9,635, respectively, for Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss, Goulder and Willensky for FY 2006; and premiums paid by the Company with respect to universal life insurance polices for the benefit of the Named Executive Officers in the amounts of: $5,467, $5,108, $11,020, $5,105 and $7,406, respectively, for Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss, Goulder and Willensky for FY 2006. Upon termination of employment, each officer may assume his insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy. Mr. Erwin Weiss’s amount for FY 2006 also includes a $250,000 special bonus paid in FY 2006 pursuant to an agreement entered into by the Company in October 2000 in recognition of Mr. Weiss’s leadership in connection with integrating acquisitions.

(4)	Reflects amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by the Company. FY 2004 and FY 2005 also reflects amounts reimbursed for the payment of taxes on income attributable to the officer for the personal use of a Company automobile.

Employment and Severance Agreements

The Company has an agreement with each Named Executive Officer.

Zev Weiss’s agreement, dated May 1, 1997, provides for an annual base salary of not less than $70,716 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Weiss’s base salary for FY 2006 was $675,000. Mr. Weiss agreed, after leaving the Company for any reason, that he will not work, directly or indirectly, for a competitor of the Company for a period of twelve months after leaving the Company. If Mr. Weiss is terminated for any reason other than a gross violation of his obligations to the Company, the Company agreed to pay Mr. Weiss a continuing salary at a rate of the highest base salary paid to Mr. Weiss during the preceding six-month period for a period of time equivalent to one-half month for each year of Mr. Weiss’s employment with the Company (or a subsidiary of the Company), but in no event will such payment be for less than a three month period or greater than a twelve month period. The agreement contains a standard confidentiality provision.

Jeffrey Weiss’s agreement, dated June 1, 1991, provides for an annual base salary of not less than $70,000 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Weiss’s base salary for FY 2006 was $556,250. Mr. Weiss agreed, after leaving the Company for any reason, that he will not work, directly or indirectly, for a competitor of the Company for a period of twelve months after leaving the Company. If Mr. Weiss is terminated for any reason other than a gross violation of his obligations to the Company, the Company agreed to pay Mr. Weiss a continuing salary at a rate of the highest base salary paid to Mr. Weiss during the preceding six-month period for a period of time equivalent to one-half month for each year of Mr. Weiss’s employment with the Company (or a subsidiary of the Company), but in no event will such payment be for less than a three month period or greater than a twelve month period. The agreement contains a standard confidentiality provision.

Erwin Weiss’s agreement, dated July 1, 1984, as amended, effective as of April 1, 2002, provides for an annual base salary of $350,000, with annual increases effective April 1, 2003 and April 1, 2004, provided that Mr. Weiss is employed by the Company on those dates. Mr. Weiss’s base salary for FY 2006 was $450,000. During his employment, Mr. Weiss will participate in any applicable fiscal year annual incentive compensation plan, with his individual performance component being calculated at a minimum of 100 percent of the applicable fiscal year target incentive amount for Senior Vice Presidents. If grants of stock options are made generally to Senior Vice Presidents during his employment, Mr. Weiss will receive such grants. If Mr. Weiss is voluntarily or involuntarily terminated, Mr. Weiss will receive $250,000 in deferred compensation, as well as three years of base salary at the rate in effect at the time of separation. In October 2000, the Company agreed to increase Mr. Weiss’s base salary by $50,000 effective as of March 1, 2005 and, in recognition of Mr. Weiss’s leadership in connection with integrating acquisitions, the Company agreed to pay Mr. Weiss a special bonus of $250,000 in FY 2006.

Michael Goulder’s agreement, dated October 17, 2002, provides for an annual base salary of at least $330,000, which salary may be increased based on Mr. Goulder’s performance. Mr. Goulder’s base salary for FY 2006 was $407,590. During his employment, the agreement provides that Mr. Goulder will be entitled to participate in: the Company’s Annual Incentive Plan at the Senior Vice President level; the Company’s stock option plan at the Senior Vice President level with at least 10,000 options to be granted annually; the Company’s flexible benefits program; and the Company’s Savings Plan. Mr. Goulder is also entitled to receive other benefits normally provided to the Company’s other Senior Vice Presidents including use of a Company car. If Mr. Goulder is involuntarily terminated (for reasons other than a gross violation of his obligations to the Company as “gross violation” is defined in the agreement), his duties are reduced to that of a position below that of the Senior Vice President level or there is a change of control in the ownership of the Company, Mr. Goulder’s agreement provides that he will be entitled to the following: twelve months base salary at the salary in effect at the time of separation; continued participation in the Company’s Annual Incentive Plan for the fiscal year of separation; continued vesting of any stock options that would otherwise vest during the twelve month severance period; continued participation in the Company’s health care and life insurance programs for the twelve month severance period (at premiums and rates otherwise available to active employees); and continued use of the Company car for 90 days after his separation date.

Steven Willensky’s agreement, dated September 9, 2002, provides for an annual base salary of at least $335,000, which salary may be increased based on Mr. Willensky’s performance. Mr. Willensky’s base salary for FY 2006 was $405,773. During his employment, the agreement provides that Mr. Willensky will be entitled to participate in: the Company’s Annual Incentive Plan at the Senior Vice President level; the Company’s stock option plan at the Senior Vice President level with at least 10,000 options to be granted annually; the Company’s flexible benefits program; and the Company’s Savings Plan. Mr. Willensky is also entitled to receive other benefits normally provided to the Company’s other Senior Vice Presidents including use of a Company car. If Mr. Willensky is involuntarily terminated (for reasons other than a gross violation of his obligations to the Company as “gross violation” is defined in the agreement), his duties are reduced to that of a position below that of the Senior Vice President level or there is a change of control in the ownership of the Company, Mr. Willensky’s agreement provides that he will be entitled to the following: twelve months base salary at the salary in effect at the time of separation; continued participation in the Company’s Annual Incentive Plan for the fiscal year of separation; continued vesting of any stock options that would otherwise vest during the twelve month severance period; continued participation in the Company’s health care and life insurance programs for the twelve month severance period (at premiums and rates otherwise available to active employees); and continued use of the Company car for 90 days after his separation date.

Option Grants in Last Fiscal Year

The following table provides information relating to stock options awarded in FY 2006 to the Company’s Named Executive Officers. Except as otherwise noted below, the options granted to the Named Executive Officers were options to purchase Class A Common Shares.

	Individual Grants
	Number of Securities Underlying Options Granted(1)		Percentage of Total Options Granted to Employees In Fiscal Year(2)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
Name						5%	10%
Zev Weiss	100,000	(4)	7.39%	$24.73	05/16/15	$1,555,256	$3,941,325
	25,473	(4)(5)	1.88%	$26.84	05/03/14	$366,641	$897,983

Jeffrey Weiss	75,000	(4)	5.54%	$24.73	05/16/15	$1,166,442	$2,955,994
	10,317	(4)(5)	0.76%	$26.84	05/03/14	$148,496	$363,699

Erwin Weiss	22,000		1.63%	$24.73	05/16/15	$342,156	$867,092

Michael L. Goulder	43,750		3.23%	$24.73	05/16/15	$680,425	$1,724,330

Steven S. Willensky	35,000		2.59%	$24.73	05/16/15	$544,340	$1,379,464

(1)	Except as described below with respect to Reload Options, no options are exercisable until the first anniversary of the grant date, the grants to Messrs. Zev Weiss and Jeffrey Weiss vest evenly over three years, and the grants to Messrs. Erwin Weiss, Goulder and Willensky vest evenly over two years. All options have an exercise price equal to the fair market value of the Class A Common Shares on the date of grant. The options granted provide for reload rights, which rights provide for the automatic grant of additional stock options upon the exercise of stock options using then-owned Common Shares or other awards under the 1997 Equity Plan as payment.

(2)	Based on options to purchase an aggregate of 1,353,795 Class A Common Shares and Class B Common Shares granted to all employees during FY 2006.

(3)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company’s shares. No gain to optionees is possible without an actual increase in the price of the Company’s shares, which would benefit all of the Company’s shareholders. All calculations are based on a ten-year option period.

(4)	Represent options to purchase Class B Common Shares.

(5)	Represent options (the “Reload Options”) to purchase Common Shares issued upon exercise of option reload rights, which option reload rights provide for the automatic grant of additional stock options upon the exercise of stock options using then-owned Common Shares or other awards under the 1997 Equity Plan as payment. The Reload Options were fully vested and exercisable on the date of grant.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information relating to the exercise of options to purchase Class A and/or Class B Common Shares by the Named Executive Officers in FY 2006, as well as the number and value of unexercised options as of February 28, 2006.

			Number of Securities Underlying Unexercised Options at Fiscal Year- End(#)		Value of Unexercised In-the-Money Options at Fiscal Year- End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable(E) Unexercisable(U)		Exercisable(E) Unexercisable(U)
Zev Weiss	137,000	$1,555,508	63,687	(E)	$0.00	(E)
			225,473	(U)	$292,338	(U)

Jeffrey Weiss	89,500	$1,046,279	92,465	(E)	$5,405	(E)
			160,317	(U)	$219,250	(U)

Erwin Weiss	—	—	102,500	(E)	$473,140	(E)
			33,000	(U)	$5,170	(U)

Michael L. Goulder	—	—	47,500	(E)	$187,870	(E)
			101,250	(U)	$213,970	(U)

Steven S. Willensky	—	—	47,500	(E)	$187,870	(E)
			92,500	(U)	$213,970	(U)

(1)	Represents the difference between the option exercise price and the closing price of the Company’s Class A Common Shares as reported on the New York Stock Exchange (NYSE) on February 28, 2006 ($20.98), multiplied by the corresponding number of shares.

Supplemental Executive Retirement Plan

The Company’s SERP provides retirement benefits to officers named as participants by the Board. All of the Company’s executive officers, including the Named Executive Officers, are eligible to participate in the SERP. The following table shows estimated annual benefits payable on retirement at age 65 to SERP participants.

Final Average Compensation(3)	Years of Service(1)(2)
	10	15	20
$300,000	$30,000	$45,000	$60,000
400,000	40,000	60,000	80,000
500,000	50,000	75,000	100,000
600,000	60,000	90,000	120,000
700,000	70,000	105,000	140,000
800,000	80,000	120,000	160,000
900,000	90,000	135,000	180,000
1,000,000	100,000	150,000	200,000
1,100,000	110,000	165,000	220,000
1,200,000	120,000	180,000	240,000

(1)

Benefits are payable in a single life annuity form, provided that benefits will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the SERP to or on behalf of such participant. Benefits are not subject to offset for Social Security or other payments. If a participant with at least ten years of service with the Company (at least five years of which are as a SERP participant) retires or separates from the Company prior to age 65, the participant may be entitled to reduced benefits.

(2)	The Named Executive Officers have been credited with the following years of service with the Company for purposes of the SERP: Zev Weiss (14), Jeffrey Weiss (18), Erwin Weiss (29), Michael L. Goulder (4) and Steven S. Willensky (4).

(3)	For purposes of determining pension benefits payable under the SERP, a SERP participant who retires at 65 will receive 1% of final average compensation for each year of service with the Company, up to a maximum of 20%. Final average compensation is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as annual base salary (calculated on a calendar year basis rather than on a fiscal year basis as salary is calculated for purposes of the Summary Compensation Table) plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. As a result of limiting the incentive compensation component to 50% of target compensation for purpose of determining pensionable bonus, the current covered compensation for purposes of the SERP for Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss, Goulder and Willensky were $900,000, $725,000, $552,325 $535,325 and $543,711, respectively.

Compensation Committee Interlocks and Insider Participation

Messrs. Hardis and Ratner, Dr. Cowen and Mrs. Mouchly-Weiss were the members of the Compensation and Management Development Committee during FY 2006. There are no compensation committee interlocks.

Certain Relationships and Related Transactions

Morry Weiss, the Company’s Chairman of the Board, is the father of (i) Zev Weiss, a director of the Company and the Company’s Chief Executive Officer, (ii) Jeffrey Weiss, the Company’s President and Chief Operating Officer, and (iii) Gary Weiss, a Company employee and non-executive officer, and the brother of Erwin Weiss, the Company’s Senior Vice President, Specialty Business. For FY 2006 Morry Weiss was paid a base salary of $400,000, earned incentive (bonus) compensation under the Annual Incentive Plan of $266,080 and participated in other regular and customary employee benefit plans, programs and benefits generally available to the Company’s executive officers. In addition, in FY 2006 the Company accrued, but did not pay, $185,000 of expense related to a split dollar life insurance policy on the lives of Morry Weiss and Judith Weiss, Morry’s wife, the indirect beneficiaries of which are their children. Morry Weiss continues to serve as the Company’s Chairman of the Board and is expected to receive comparable compensation and benefits for the fiscal year ending February 28, 2007. The compensation and benefits provided to Gary Weiss as an employee of the Company are commensurate with those provided to other employees of the Company with comparable responsibilities and experience.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report provides information concerning the Audit Committee of the Board of Directors.

The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended February 28, 2006, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380, as amended by Statement on Auditing Standards No. 90, “Communication with Audit Committees”). The Audit Committee also obtained a formal written statement from the independent registered public accounting firm that described all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as amended or supplemented. The Audit Committee discussed with the independent registered public accounting firm any relationships that might impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the auditing of those statements.

Based on the above-referenced review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended February 28, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

Stephen R. Hardis, Chairman

Scott S. Cowen

Harriet Mouchly-Weiss

Jerry Sue Thornton

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP and its predecessors have been the independent registered public accounting firm of the Company since its incorporation in 1944. In connection with the audit of the FY 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP would perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending February 28, 2007. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for FY 2006 and FY 2005, including the audit of management’s assessment of internal controls over financial reporting and the effectiveness thereof, and for Ernst & Young LLP’s reviews of the financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission for FY 2006 and FY 2005 were $2,198,600 and $1,817,800, respectively.

Audit-Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements and were not reported under “Audit Fees” above for FY 2006 and FY 2005 were $149,300 and $344,200, respectively. Audit-related fees consist of fees billed for statutory audits and assurance and related services including fees billed for audits of employee benefit plans and accounting consultations.

Tax Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning for FY 2006 and FY 2005 were $825,000 and $560,300, respectively. These fees primarily related to tax compliance, tax consulting and international tax issues.

All Other Fees. The aggregate fees billed for all other products and services provided by Ernst & Young LLP was $0.00 for both FY 2006 and FY 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. It is the Audit Committee’s policy that all audit and non-audit services to be performed for the Company by its independent registered public accounting firm be preapproved by the Audit Committee (including the fees and terms of such services), subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934 and the rules and regulations thereunder. In accordance with such policy, the Audit Committee preapproved 100% of the services described above under the captions Audit-Related Fees, Tax Fees and All Other Fees for FY 2006 and FY 2005.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG

AMERICAN GREETINGS CORPORATION THE S&P 400 INDEX AND PEER GROUP INDEX

Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company’s Class A Common Shares with the cumulative total return of hypothetical investments in the S&P 400 Index, and the Peer Group based on the respective market price of each investment at February 28, 2001, February 28, 2002, February 28, 2003, February 27, 2004, February 28, 2005 and February 28, 2006.

	2/01	2/02	2/03	2/04	2/05	2/06
American Greetings	$100	$108	$103	$178	$194	$167
S & P 400	$100	$103	$84	$125	$140	$164
Peer Group*	$100	$118	$120	$173	$196	$185

Source: Bloomberg L.P.

*Peer Group
Blyth Inc. (BTH)	Jo-Ann Stores Inc. (JAS)	Tupperware Corporation (TUP)
Central Garden & Pet Co. (CENT)	Lancaster Colony Corp. (LANC)	Yankee Candle Co. (YCC)
CSS Industries Inc. (CSS)	McCormick & Co.-Non Vtg Shrs (MKC)
Fossil Inc. (FOSL)	Scotts Miracle-Gro Co. (The) - CL A (SMG)

The Peer Group Index takes into account companies selling cyclical nondurable consumer goods with the following attributes, among others, that are similar to those of the Company: customer demographics, sales, market capitalizations and distribution channels.

SECURITY OWNERSHIP

Security Ownership of Management

At the close of business on May 1, 2006, the Company’s directors, the Named Executive Officers and the directors and officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of the Common Shares of the Company as set forth in the following table:

Name	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding	Deferred Compensation Plan Shares(5)
Directors

Scott S. Cowen	Class A Common	41,000	(1)	♦	—
	Class B Common	4,800	(1)	♦	1,602

Joseph S. Hardin, Jr.	Class A Common	7,500	(1)	♦	—
	Class B Common	2,358		♦	1,323

Stephen R. Hardis	Class A Common	33,000	(1)	♦	—
	Class B Common	1,022		♦	16,931

Harriet Mouchly-Weiss	Class A Common	34,976	(1)	♦	—
	Class B Common	—		♦	—

Charles A. Ratner	Class A Common	23,000	(1)	♦	—
	Class B Common	12,447		♦	—

Jerry Sue Thornton	Class A Common	25,500	(1)	♦	—
	Class B Common	—		♦	11,196

Morry Weiss	Class A Common	114,429	(1)	♦	—
	Class B Common	1,006,958	(1)(2)	21.93%	—

Named Executive Officers

Zev Weiss*	Class A Common	61,689	(1)(3)	♦	—
	Class B Common	177,034	(1)(3)(4)	4.10%	—

Jeffrey Weiss*	Class A Common	66,910	(1)(3)	♦	—
	Class B Common	136,862	(1)(3)(4)	3.17%	—

Erwin Weiss	Class A Common	124,500	(1)	♦	—
	Class B Common	—	(1)	♦	—

Michael L. Goulder	Class A Common	80,375	(1)	♦	—
	Class B Common	—		♦	—

Steven S. Willensky	Class A Common	94,356	(1)(3)	♦	—
	Class B Common	2,016	(3)	♦	—

All Directors & Executive Officers as a group (22 including the above)	Class A Common	1,170,295	(1)(3)	2.15%	—
	Class B Common	1,349,936	(1)(2)(3)(4)	28.09%	—

*	Also serves as a director of the Company

♦	less than 1.0% of class outstanding

(1)	Includes the following shares for the following individuals who under Rule 13d-3 of the Securities Exchange Act are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days pursuant to outstanding stock options:

Directors

Scott S. Cowen	Class A Common	40,300
	Class B Common	4,800

Joseph S. Hardin, Jr.	Class A Common	7,000
	Class B Common	—

Stephen R. Hardis	Class A Common	31,000
	Class B Common	—

Harriet Mouchly-Weiss	Class A Common	33,000
	Class B Common	—

Charles A. Ratner	Class A Common	23,000
	Class B Common	—

Jerry Sue Thornton	Class A Common	25,500
	Class B Common	—

Morry Weiss	Class A Common	109,310
	Class B Common	374,155

Named Executive Officers

Zev Weiss	Class A Common	60,015
	Class B Common	103,673

Jeffrey Weiss	Class A Common	66,500
	Class B Common	100,965

Erwin Weiss	Class A Common	124,500
	Class B Common	—

Michael L. Goulder	Class A Common	80,375
	Class B Common	—

Steven S. Willensky	Class A Common	76,000
	Class B Common	—

All Directors & Executive Officers as a group	Class A Common	1,137,595
(22 including the above)	Class B Common	583,593

(2)	Excludes the following shares with respect to which Mr. Weiss disclaims beneficial ownership: 78,800 Class B Common Shares beneficially owned by Mr. Weiss’s wife, Judith Weiss, 203,964 Class B Common Shares owned by the Irving I. Stone Foundation, of which Mr. Weiss is a trustee, and 200,000 Class B Common Shares owned by Irving Stone Support Foundation, of which Mr. Weiss is a trustee.

(3)	Includes the following shares which under Rule 13d-3 of the Securities Exchange Act are deemed to be beneficially owned by the individuals as participants in the American Greetings Stock Fund of the Savings Plan: 1,674 Class A Common Shares (<1.0%) and 9,485 Class B Common Shares (<1.0%) held for the benefit of Zev Weiss; 398 Class A Common Shares (<1.0%) and 2,255 Class B Common Shares (<1.0%) held for the benefit of Jeffrey Weiss; 356 Class A Common Shares (<1.0%) and 2,016 Class B Common Shares (<1.0%) held for the benefit of Steven Willensky; and 2,682 Class A Common Shares (<1.0%) and 15,195 Class B Common Shares (<1.0%) held for the benefit of all Directors and Executive Officers as a group. Each participant has voting power with respect to the shares allocated to his or her account, but such participants do not have the dispositive power or right to acquire ownership of those shares within 60 days.

(4)	Excludes the following shares with respect to which each of Messrs. Zev Weiss and Jeffrey Weiss disclaims beneficial ownership: 203,964 Class B Common Shares owned by the Irving I. Stone Foundation, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee, the 1,812,182 Class B Common Shares beneficially owned by the Irving I. Stone Limited Liability Company and the Irving I. Stone Oversight Trust, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee, and 200,000 Class B Common Shares owned by Irving Stone Support Foundation, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee.

(5)	The shares disclosed in this column, which under Rule 13d-3 of the Securities and Exchange Act are not deemed to be beneficially owned by the applicable individuals, are held for the benefit of the applicable individuals in the American Greetings Executive Deferred Compensation Plan or American Greetings Outside Directors’ Deferred Compensation Plan. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days.

Security Ownership of Certain Beneficial Owners

In addition to Morry Weiss, whose business address is One American Road, Cleveland, Ohio 44144 and share ownership is presented above, the following table presents certain information regarding other shareholders who are known to the Company to be beneficial owners of more than five percent of the Company’s voting securities as of the close of business on May 1, 2006:

Name and Address	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding
Ariel Capital Management, LLC.	Class A Common	9,756,374	(1)	18.28%
200 East Randolph Drive Chicago, Illinois	Class B Common	—		♦

Lord, Abbett & Co. LLC	Class A Common	7,342,863	(2)	13.76%
90 Hudson Street Jersey City, New Jersey	Class B Common	—		♦

Goldman Sachs Asset Management, L.P.	Class A Common	5,562,707	(3)	10.43%
32 Old Slip New York, New York 10005	Class B Common	—		♦

Barclays Global, et. al	Class A Common	5,242,317	(4)	9.83%
45 Fremont Street San Francisco, California	Class B Common	—		♦

First Pacific Advisors, Inc.	Class A Common	2,984,300	(5)	5.60%
11400 West Olympic Boulevard, Suite 120 Los Angeles, California	Class B Common	—		♦

The Irving I. Stone Limited Liability Company Irving I. Stone Oversight Trust	Class A Common	—		♦
One American Road	Class B Common	1,818,182	(6)	43.11%
Cleveland, Ohio

Vanguard Fiduciary Trust Company, as Trustee for American Greetings Corporation	Class A Common	166,701	(7)	♦
Retirement Profit Sharing and Savings Plan; American Greetings Executive Deferred Compensation Plan	Class B Common	929,477	(7)	22.04%
300 Vanguard Blvd.
Malvern, Pennsylvania

♦	less than 1.0% of class outstanding

(1)	Information is as of December 31, 2005 and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006 by Ariel Capital Management, LLC (percentage ownership has been recalculated based on the outstanding Class A Common Shares on May 1, 2006). According to the Schedule 13G, the amount shown represents shares owned by investment advisory clients of Ariel Capital Management, and includes 8,080,579 Class A Common Shares over which Ariel Capital Management has sole voting power and 9,756,374 Class A Common Shares over which it has sole dispositive power.

(2)	Information is as of December 30, 2005 and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Lord, Abbett & Co. LLC (percentage ownership has been recalculated based on the outstanding Class A Common Shares on May 1, 2006). According to the Schedule 13G, Lord Abbett has sole voting and dispositive power with respect to 7,342,863 Class A Common Shares.

(3)	Information is as of December 31, 2005 and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006 by Goldman Sachs Asset Management, L.P (percentage ownership has been recalculated based on the outstanding Class A Common Shares on May 1, 2006). According to the Schedule 13G, Goldman Sachs has sole voting power with respect to 3,409,417 Class A Common Shares and shared dispositive power with respect to 5,562,707 Class A Common Shares.

(4)	Information is as of December 31, 2005 and is based on a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2006 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited (percentage ownership has been recalculated based on the outstanding Class A Common Shares on May 1, 2006). According to the Schedule 13G, such entities have sole voting power with respect to 4,660,457 Class A Common Shares and sole dispositive power with respect to all Class A Common Shares owned.

(5)	Information is and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006 by First Pacific Advisors, Inc (percentage ownership has been recalculated based on the outstanding Class A Common Shares on May 1, 2006). According to the Schedule 13G, First Pacific has shared voting power with respect to 1,103,500 Class A Common Shares and shared dispositive power with respect to 2,984,300 Class A Common Shares.

(6)	The shares are held by The Irving I. Stone Limited Liability Company and are voted at the direction of the Irving I. Stone Oversight Trust, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee. Messrs. Gary Weiss and Elie Weiss, brothers of Messrs. Zev and Jeffrey Weiss, are also trustees of the Irving I. Stone Oversight Trust. Mr. Gary Weiss is an employee and non-executive officer of the Company and Mr. Elie Weiss is not employed by the Company.

(7)	The American Greetings Savings Plan, the American Greetings Executive Deferred Compensation Plan and the American Greetings Outside Directors’ Deferred Compensation Plan currently hold these shares for the benefit of the plan participants who have elected to invest in American Greetings stock. These shares are held in custody by each plan’s Trustee, Vanguard Fiduciary Trust Company. The Savings Plan, which holds approximately 900,000 Class B Common Shares and 166,036 Class A Common Shares, contains pass-through voting provisions for its participants, with shares that are allocated to a participant’s account voted in accordance with the instructions of the participant by the Trustee responsible for voting. The Savings Plan Trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from the Company, which will direct the Trustee based on the direction of the Administrative Committee, a committee consisting of American Greetings employees. The remainder of the Class A and Class B Common Shares are held in the deferred compensation plans, which votes these shares in accordance with instructions that it receives from the Company, which will direct the Trustee based on the direction of the Administrative Committee, a committee consisting of American Greetings employees.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors, executive officers and beneficial owners of more than 10 percent of the Company’s Common Shares file reports with the Securities and Exchange Commission indicating the number of shares of any class of the Company’s equity securities they owned when they became a director, executive officer or a greater-than-10 percent beneficial owner and, after that, any changes in their ownership of the Company’s equity securities. They must also provide the Company with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during FY 2006, all other Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-10 percent beneficial owners were complied with.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2007 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company (at One American Road, Cleveland, Ohio 44144) prior to the close of business on January 18, 2007. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than April 3, 2007.

MISCELLANEOUS

Other Business

The management knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote them according to their best judgment.

Important Notice Regarding Delivery of Shareholder Documents

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy and Voting Instruction Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the accompanying Annual Report will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave contrary instructions to the Company.

If any beneficial shareholder residing at such an address desires to receive a separate copy of this Proxy Statement and the accompanying Annual Report, the shareholder should call National City Bank toll-free at 1-800-622-6757, or write to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144, with such request, and a copy of the Proxy Statement and Annual Report will be promptly delivered on behalf of the Company. In addition, if any such shareholder wishes to receive a separate Proxy Statement and Annual Report in the future, the shareholder should provide such instructions by calling National City Bank toll-free at 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

Also, shareholders that share an address and that receive multiple copies of Annual Reports or Proxy Statements can request that only a single copy of the Annual Report or Proxy Statement be sent to that address in the future by providing instructions by calling toll-free 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

Important Notice Regarding Shareholder Communications Over the Internet

If you are a registered shareholder, you may consent to accessing future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of receiving copies in the mail. You may give your consent by marking the appropriate box on your Proxy and Voting Instruction Card or following the prompts given to you when you vote by telephone or over the Internet. If you choose electronic access to future shareholder communications, once there is sufficient interest in electronic delivery, we will discontinue mailing the Proxy Statement and Annual Report to you, but you will receive a Proxy and Voting Instruction Card, together with a formal notice of the meeting, in the mail with instructions containing the Internet address or addresses to access shareholder communications.

Providing shareholder communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a broker, trustee, bank or other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

By order of the Board of Directors,

CATHERINE M. KILBANE

Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED

PROXY AND VOTING INSTRUCTION CARD PROMPTLY

OR

VOTE BY TELEPHONE OR VIA THE INTERNET

WHETHER OR NOT YOU EXPECT TO ATTEND

THE ANNUAL MEETING OF SHAREHOLDERS.

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

c/o National City Bank Shareholder Services Operations LOC 5352 P. O. Box 94509 Cleveland, OH 44101-4509	VOTE BY TELEPHONE
Have your proxy and voting instruction card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy and voting instruction card available when you access the Web site http://www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call toll-free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Web site and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the Postage-Paid envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Saving Time on June 20, 2006 if you are a participant in The American Greetings Corporation Retirement Profit Sharing and Savings Plan, or by 6:00 a.m. Eastern Daylight Saving Time on June 23, 2006 if you are a registered holder.

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Proxy Card must be signed and dated below

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PROXY AND VOTING INSTRUCTION CARD
This proxy and these voting instructions are solicited on behalf of the Board of Directors of American Greetings Corporation for the Annual Meeting of Shareholders on June 23, 2006.

The undersigned hereby constitutes and appoints Jeffrey Weiss, Morry Weiss and Zev Weiss and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote, as indicated on the reverse side of this card, all the American Greetings common shares held by the signing shareholder on the record date, at the Annual Meeting of Shareholders of American Greetings Corporation to be held at its World Headquarters located at One American Road, Cleveland, Ohio, at 2:30 p.m., Cleveland time, on Friday, June 23, 2006, and at any adjournments or postponements thereof and, in their discretion, on all other business properly brought before the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Vanguard Fiduciary Trust Company, as Trustee under The American Greetings Corporation Retirement Profit Sharing and Savings Plan (“Savings Plan”). The signing Savings Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the American Greetings common shares credited to the account of the signing Savings Plan participant as of the record date, at the Annual Meeting of Shareholders, and in accordance with the Savings Plan, on all other business properly brought before the meeting.

Please sign exactly as your name appears to the left.

Signature(s)

Dated:_______________________________, 2006
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

NOTE TO PARTICIPANTS IN THE AMERICAN GREETINGS CORPORATION RETIREMENT PROFIT SHARING AND SAVINGS PLAN (THE “SAVINGS PLAN”). As a participant in the Savings Plan, you have the right to direct Vanguard Fiduciary Trust Company, as Trustee for the Savings Plan, to vote the shares allocated to your Savings Plan account. To direct the Trustee by mail to vote the shares allocated to your Savings Plan account, please mark the voting instruction card below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Savings Plan account, please follow the instructions on the reverse side.

As described in the proxy statement, if you do not give specific voting directions on the voting instruction card, do not return the voting instruction card or do not vote by phone or over the Internet, the Trustee will vote your Savings Plan shares as directed by American Greetings Corporation.

YOUR VOTE IS IMPORTANT! Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by mail, by telephone or over the Internet.

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AMERICAN GREETINGS CORPORATION	PROXY AND VOTING INSTRUCTION CARD

The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast in accordance with the recommendations of the Board of Directors.

1.	Election of Directors, for a three-year term expiring on the date of the year 2009 Annual Meeting, or until their successors are duly elected and qualified.

Nominees:	(1) Joseph S. Hardin, Jr.	(2) Dr. Jerry Sue Thornton	(3) Jeffrey Weiss

❑	FOR all nominees listed above	❑	WITHHOLD authority to vote for all nominees listed above	❑	FOR all except as marked to the contrary below

To withhold authority to vote for any individual nominee, mark “FOR all except as marked to the contrary below” and write that nominee’s name on the line below.

2.	In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.

❑	I consent to access future shareholder communications over the Internet as stated in the proxy statement rather than to receive copies by mail.

❑	I plan to attend the Annual Meeting.